GLACIER WATER SERVICES, INC.
                             1385 Park Center Drive
                             Vista, California 92081

                         -------------------------------

                            NOTICE OF ANNUAL MEETING
                          To be held at the offices of
                   Kayne Anderson Investment Management, Inc.
                     1800 Avenue of the Stars, Second Floor
                          Los Angeles, California 90067

                                  June 15, 2005


To Our Stockholders:

     NOTICE is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Glacier Water Services, Inc. (the "Company") will be held at 10:00 a.m. Pacific Time on June 15, 2005, at the offices of Kayne Anderson Investment Management, Inc., 1800 Avenue of the Stars, Second Floor, Los Angeles, California, 90067 for the following purposes:

     1. To elect seven directors to serve for terms of one year until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

     2. To ratify the appointment of KPMG LLP as independent registered public accounting firm of the Company for the 2005 fiscal year; and

     3. To consider and vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Holders of the Company's Common Stock, par value $.01 per share, as of the close of business on April 18, 2005, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Annual Meeting. The Company's Board of Directors and officers urge that all stockholders of record exercise their right to vote at the Annual Meeting personally or by proxy. Accordingly, we are sending you the enclosed Proxy Statement and proxy card, as well as the fiscal year 2004 Annual Report.

     Whether or not you plan to attend the Annual Meeting, please indicate your vote on the accompanying proxy card and sign, date and return it as promptly as possible in the enclosed self-addressed, postage-paid envelope.

     Your prompt response is appreciated.

                                          By Order of the Board of Directors
                                          /s/ W. David Walters
                                          --------------------------------------
                                          W. David Walters
                                          Senior Vice President,
Vista, California                         Chief Financial Officer and Secretary
May 23, 2005

                          GLACIER WATER SERVICES, INC.
                             1385 Park Center Drive
                                 Vista, CA 92081

                         -------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held June 15, 2005

                         -------------------------------

                                 PROXY STATEMENT


     The accompanying proxy is solicited by the Board of Directors of Glacier Water Services, Inc. (the "Company") to be used at the Annual Meeting of Stockholders on June 15, 2005 (the "Annual Meeting"). This Proxy Statement, the enclosed form of proxy and the fiscal year 2004 Annual Report are being sent to stockholders on or about May 23, 2005.

     At the Annual Meeting, stockholders will be asked to consider and vote upon the following items:

     1. To elect seven directors to serve for terms of one year until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

     2. To ratify the appointment of KPMG LLP as independent registered public accounting firm of the Company for the 2005 fiscal year; and

     3. To consider and vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.



     The fiscal year 2004 Annual Report that accompanies this Proxy Statement is not to be regarded as proxy soliciting material.

     The Board of Directors of the Company believes that election of its director nominees are in the best interests of the Company and its stockholders and recommends to the stockholders of the Company the election of the nominees.

                                     VOTING

     Shares represented by duly executed and unrevoked proxies in the enclosed form received by the Board of Directors prior to the Annual Meeting will be voted at the Annual Meeting in accordance with the specifications made therein by the stockholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies will be voted FOR the election as directors of the nominees listed herein, FOR the ratification of KPMG LLP as the Company's independent registered public accounting firm, and with respect to any other matter that may properly come before the Annual Meeting, at the discretion of the persons voting the respective proxies.

     No provisions for rights of appraisal or similar rights of dissenters are applicable with respect to the matters to be voted upon at the Annual Meeting.

     Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person, and any stockholder giving a proxy may revoke it at any time prior to its exercise at the Annual Meeting by giving notice of such revocation either personally or in writing to the Secretary of the Company at the Company's executive offices, located at the address set forth above, by subsequently executing and delivering another proxy or by voting in person at the Annual Meeting.

     The Company has retained Mellon Investor Services LLC to assist in soliciting proxies from brokers and nominees for the Annual Meeting. The estimated cost for these services is estimated to be less than $20,000 and will be borne by the Company. It is contemplated that this solicitation will be primarily by mail. In addition, some of the officers, directors and employees of the Company may solicit proxies by telephone, facsimile, and internet. Such persons will not be compensated for such solicitation.

     Only holders of record of the Company's Common Stock, $.01 par value (the "Common Stock"), as of the close of business on April 18, 2005 (the "Record Date"), will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were outstanding 2,195,408 of Common Stock. Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting.

Vote Required

     The election of the director nominees requires a plurality of the votes cast in person or by proxy at the Annual Meeting. Under Delaware law, the Company's Certificate of Incorporation and the Company's Bylaws, shares as to which a stockholder abstains or withholds from voting on the election of directors and shares as to which a broker indicates that it does not have discretionary authority to vote ("broker non-votes") on the election of directors will not be counted as voting thereon and therefore will not affect the election of the nominees receiving a plurality of the votes cast.

     The ratification of the appointment of KPMG LLP as independent registered public accounting firm of the Company for the 2005 fiscal year requires the affirmative vote of the majority of votes cast in person or by proxy at the Annual Meeting.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     The Bylaws of the Company fix the number of directors at not less than one nor more than nine, with the exact number to be set by resolution of the Board of Directors. The Board of Directors has set the authorized number of directors at seven, and proposes the election of seven directors to hold office until the next Annual Meeting and until their successors are duly elected and qualified. Unless authority to vote for directors has been withheld in the proxy, the persons named in the enclosed proxy intend to vote at the Annual Meeting for the election of the seven nominees presented below. Except as set forth below, persons named as proxies may not vote for the election of any person to the office of director for which a bona fide nominee is not named in the Proxy Statement. All nominees have consented to serve as a director for the ensuing year. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named in the enclosed proxy will vote for any substitute nominee designated by the Board of Directors.

     Each of these individuals is currently a member of the Board. The Company has not paid any third parties to assist in the process of identifying or evaluating candidates for the Board, and it has not rejected any candidates put forward by any stockholder or group of stockholders owing more than 5% of the Company's stock.

     The names and certain information concerning the persons to be nominated as directors by the Board of Directors at the Annual Meeting are set forth below.


       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF
                       EACH OF THE NOMINEES NAMED BELOW.

                NOMINEES FOR DIRECTORS FOR TERMS EXPIRING IN 2005


Name and Age as of the       Position, Principal Occupation, Business
June 15, 2005 Meeting Date   Experience and Directorships
--------------------------   ----------------------------

William A. Armstrong, 64     Mr. Armstrong has been a director of the Company
                             since January 2002. Mr. Armstrong is the retired
                             Vice-President, Administration for McKesson
                             Corporation, a health care services and technology company, where he served in various positions commencing in 1972 until his retirement in June
                             2002.

William G. Bell, 58          Mr. Bell has been a director of the Company since
                             January 2002. Mr. Bell serves on the Board of
                             Directors of Aqua Filter Fresh, Inc., Clear
                             Mountain Spring Water LLC, Tyler Mountain Water
                             Company, Wissahickon Spring Water Company, Reid
                             Plastic Holdings and Consolidated Container
                             Company, and was past Chairman of the International
                             Bottled Water Association. Mr. Bell is currently
                             President of Aqua Filter Fresh, Inc. Previously,
                             Mr. Bell held various management positions at Polar
                             Water Company, including General Manager and
                             Northern Region Director before his departure in 1980 to found Aqua Filter Fresh, Inc.

Richard A. Kayne, 60         Mr. Kayne has been a director of the Company since
                             March 1995. Mr. Kayne served as Chairman of the
                             Board from September 1999 to June 2001. Mr. Kayne and John E. Anderson founded Kayne Anderson
                             Investment Management, Inc. in 1984. Mr. Kayne currently serves as President, Chief Executive
                             Officer and director of Kayne Anderson Investment
                             Management, Inc., the general partner of Kayne
                             Anderson Capital Advisors, L.P., an investment management firm, and its broker-dealer affiliate, KA Associates, Inc. He is also Co-Chair of the
                             Management Committee of Kayne Anderson Rudnick
                             Investment Management, LLC, an investment management firm.

Brian H. McInerney, 37       Mr. McInerney joined the Company in May 2001 as the
                             President and Chief Executive Officer. Prior to joining the Company, Mr. McInerney was the Vice
                             President, Worldwide Autolite Products for
                             Honeywell International (AlliedSignal), a manufacturing company. Mr. McInerney joined
                             AlliedSignal in 1997 and served in various marketing management positions. Mr. McInerney began his marketing career at Nabisco, a diversified food company. Prior thereto, he served at KPMG, an accounting firm, as a financial auditor.

Peter H. Neuwirth, 66        Mr. Neuwirth has been a director of the Company
                             since January 2000 and has served as Vice-Chairman of the Board since October 2000. Mr. Neuwirth currently serves as Chairman of the Board of Advanced Engine Management, Inc., a manufacturer of high-performance automotive systems, and has held that position since 1997. Mr. Neuwirth served as President of IMPAC Imported Parts and
                             Accessories Company, Inc., a major importer and distributor of replacement parts for imported cars and light trucks to the specialist repair industry, from 1979 to 1995. Mr. Neuwirth currently serves on the Board of A Place Called Home, a charitable organization in Los Angeles.

Charles A. Norris, 59        Mr. Norris has served as Chairman of the Board of
                             the Company since June 2001. Mr. Norris is the retired President of McKesson Water Products
                             Company, a bottled water company, where he served as President from 1990 until he retired in October
                             2000. Glacier acquired Aqua-Vend, a division of McKesson Water Products Company, in 1997. Mr.
                             Norris is a past Chairman of the International
                             Bottled Water Association.

Heidi E. Yodowitz, 52        Ms. Yodowitz has been a director since February
                             2003. Ms. Yodowitz currently serves as the Senior
                             Vice President of Finance for McKesson Corporation.
                             Ms. Yodowitz has served in various financial positions since joining McKesson Corporation in 1990.

           INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors is responsible for the overall affairs of the Company. The Board of Directors met a total of four times during the 2004 fiscal year, including regularly scheduled and special meetings. The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating / Governance Committee. The current members of each of the Board's committees are listed below. No member of the Board of Directors attended fewer than 75% of the meetings of the Board or such Committees on which he served during fiscal 2004, except for Mr. Neuwirth, who attended two of the four Audit Committee meetings.

The Audit Committee

     The Audit Committee acts pursuant to a written charter. A copy of the Audit Committee Charter may be obtained by sending a written request to the Secretary of the Company at 1385 Park Center Drive, Vista, California 92081. The Audit Committee met four times during the 2004 fiscal year. The Audit Committee is composed solely of directors whom the Board has determined are independent within the meaning of the requirements of the American Stock Exchange. The members of the Audit Committee are Ms. Yodowitz and Messrs. Bell, and Neuwirth. The Board has also determined that Ms. Yodowitz is an "audit committee financial expert" as defined by the rules of the Securities and Exchange Commission. The Audit Committee meets periodically with the Company's independent registered public accounting firm and management to discuss accounting principles, financial and accounting controls, the scope and results of the annual audit, internal controls and other matters; advises the Board on matters related to accounting and auditing; and is responsible for selecting and overseeing the independent registered public accounting firm and determining their compensation. The independent registered public accounting firm have complete access to the Audit Committee, without management present, to discuss results of their audit and their observations on adequacy of internal controls, quality of financial reporting, and other accounting and auditing matters. A copy of the report of the Audit Committee is contained in this proxy statement.

The Compensation Committee

     The members of the Compensation Committee for the 2004 fiscal year were Ms. Yodowitz, Messrs. Armstrong and Neuwirth. None of the members of the Compensation Committee has ever been an officer or employee of the Company. The Compensation Committee met once during the 2004 fiscal year to review and make recommendations to the Board regarding terms of compensation, employment contracts and pension matters that concern officers and key employees of the Company. The Compensation Committee is also responsible for the administration of stock options under the Company's stock option plans. A copy of the report of the Compensation Committee is contained in this proxy statement.

The Nominating / Governance Committee

     The Nominating / Corporate Governance Committee provides assistance to the Board of Directors in fulfilling its responsibility to the shareholders, potential shareholders and investment community by (i) reviewing and making recommendations to the Board regarding the Board's composition and structure, establishing criteria for Board membership and evaluating corporate policies relating to the recruitment, selection, tenure and qualifications of Board members; and (ii) establishing, implementing and monitoring policies and processes regarding principles of corporate governance in order to ensure the Board's compliance with its fiduciary duties to the Company and its shareholders. The Nominating / Governance Committee acts pursuant to a written charter. The members of the Nominating / Governance Committee for fiscal year 2004 were Messrs. Armstrong and Bell, each of whom is independent within the meaning of the requirement of the American Stock Exchange. The members of the Nominating / Governance Committee for fiscal year 2005 are Messrs. Armstrong and Kayne, each of whom is independent within the meaning of the requirement of the American Stock Exchange. In identifying candidates for membership on the Board of Directors, the Nominating Committee takes into account all factors it considers appropriate, which may include ensuring that the Board of Directors, as a whole, consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise, local and community ties and minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company's business and industry, independence of thought and an ability to work collegially. The Nominating Committee also may consider the extent to which the candidate would fill a particular need of the Board. The Nominating Committee reviews the qualifications of, among others, those persons recommended for nomination to the Board of Directors by stockholders. A stockholder suggesting a nominee to the Board should send the nominee's name, biographical material, beneficial ownership of the Company's stock and other relevant information in writing to the Secretary of the Company in a timely manner as set forth in the Company's Bylaws, accompanied by a consent of such nominee to serve as a director if elected. See "Proposals of Stockholders". Nominees must be willing to devote the time required to serve effectively as a director and as a member of one or more Board committees. In order to submit a nomination, a stockholder must be a holder of record on the date of such submission and on the record date for determining stockholders entitled to vote at the meeting at which the election will take place. The Nominating Committee met in March 2005 for the purpose of recommending to the Board the nomination of the nominees named in this Proxy Statement.

                                            EXECUTIVE OFFICERS OF THE REGISTRANT

     Name                          Position                                                            Age
     --------------------------    -----------------------------------------------------             -------
     Brian H. McInerney            President and Chief Executive Officer                               37
     Steven L. Murphy              Senior Vice President and Chief Operating Officer                   56
     W. David Walters              Senior Vice President, Chief Financial Officer and Secretary        56
     Luz E. Gonzales               Vice President, Human Resources                                     52
     Brian T. Nakagawa             Vice President, Technology and Information Systems                  51
     Kenneth W. Sumner, Sr.        Vice President, Sales                                               64

     The executive officers are elected by and serve at the discretion of the Board of Directors until their successors are duly chosen and qualified.

     Brian H. McInerney

     Mr. McInerney joined the Company in May 2001 as the President and Chief Executive Officer. Prior to joining the Company, Mr. McInerney was the Vice President, Worldwide Autolite Products for Honeywell International (AlliedSignal), a manufacturing company. Mr. McInerney joined AlliedSignal in 1997 and served in various marketing management positions. Mr. McInerney began his marketing career at Nabisco, a diversified food company. Prior thereto, he served at KPMG, an accounting firm, as a financial auditor.

     Steven L. Murphy

     Mr. Murphy joined the Company in October 2000 as Senior Vice President and Chief Operating Officer. From 1998 to 2000, Mr. Murphy served as Vice President, Finance and Chief Financial Officer of World Wide Parts and Accessories Company (WORLDPAC), a major importer and distributor of replacement parts for imported cars and light trucks to the specialist repair industry. From 1977 to 1998, Mr. Murphy served in various roles for WORLDPAC, including Vice President of Operations and Vice President, General Manager.

     W. David Walters

     Mr. Walters has served as Senior Vice President, Chief Financial Officer and Secretary since January 2000. Mr. Walters joined the Company in January 1999 as Chief Financial Officer, Vice President-Finance and Secretary. From 1997 to 1999, Mr. Walters was the Vice President Finance and Controller for the Penn Traffic Company, a grocery supermarket retailer. From 1996 to 1997, Mr. Walters was the Vice President, Controller for Bruno's, Inc., a grocery supermarket retailer. From 1992 to 1996, Mr. Walters was the Chief Financial Officer for ABCO Markets, Inc., a grocery supermarket retailer.

     Luz E. Gonzales

     Ms. Gonzales joined the Company in February 1995 as Vice President of Human Resources. From 1981 to February 1995, Ms. Gonzales was Corporate Director of Human Resources for Southwest Water Company, a water utility and wastewater management company. Prior thereto, Ms. Gonzales served at American Isuzu Motors, an automotive manufacturer, as a Human Resources Manager.

     Brian T. Nakagawa

     Mr. Nakagawa has served as Vice President, Technology and Information Systems since February 1996, after joining the Company as Director of Technology and Information Systems in June 1995. Prior to joining the Company, Mr. Nakagawa was the owner of New Frontier Technologies, an information systems consulting company.

     Kenneth W. Sumner, Sr.

     Mr. Sumner joined the Company in February 2002 as Vice President, Sales upon the Company's acquisition of substantially all of the assets of Pure Fill Corporation. Mr. Sumner was the President of Pure Fill Corporation from February 1999 through February 2002. From December 1997 to February 1999, Mr. Sumner was General Manager of National Water Services, a subsidiary of Pure Fill Corporation. From 1985 through 1996, Mr. Sumner held various positions with Coca-Cola Bottling Plants in Kentucky and Virginia.

     The Company has adopted a Standards of Business Conduct and ethics policy for its executive officers and directors, a copy of which has been filed as an exhibit to the Company's annual report filed with the Securities and Exchange Commission.

                             EXECUTIVE COMPENSATION

Summary of Compensation

     The table below presents information concerning the compensation of (i) the Chief Executive Officer of the Company during fiscal 2004 and (ii) the four most highly compensated executive officers who served as executive officers of the Company at January 2, 2005 (the persons listed in the table below are the "Named Executive Officers").

                                                Summary Compensation Table

                                                                                               Long-Term
                                                                                             Compensation
                                                    Annual Compensation                         Awards
                                 ---------------------------------------------------------   ------------
            Name                                                                              Securities
            And                                                                Other          Underlying        All
          Principal                                                            Annual          Options         Other
          Position                  Year       Salary       Bonus (1)     Compensation (2)        (#)       Compensation
-----------------------------    ---------  ------------  ------------    ----------------   ------------   ------------

Brian H. McInerney                 2004     $   280,410   $    48,125            --                   --         --
President and Chief                2003     $   249,784   $   125,000            --                6,500         --
Executive Officer                  2002     $   241,723   $   175,000            --                1,500         --

Steven L. Murphy                   2004     $   217,816   $    30,520            --                   --         --
Senior Vice President,             2003     $   211,838   $    85,393            --                1,500         --
Chief Operating Officer            2002     $   205,862   $   125,000            --                1,500         --

W. David Walters                   2004     $   211,815   $    25,970            --                   --         --
Senior Vice President,             2003     $   206,000   $    77,604            --                1,500         --
Chief Financial Officer and        2002     $   205,862   $   115,000            --                1,500         --
Secretary

Luz E. Gonzales,                   2004     $   131,561   $    13,335            --                   --         --
Vice President,                    2003     $   121,865   $    36,856            --                1,500         --
Human Resources                    2002     $   116,860   $    47,000            --                5,000         --

Kenneth W. Sumner, Sr.             2004     $   130,246   $    10,938            --                   --         --
Vice President, Sales (3)          2003     $   119,461   $    42,010            --                5,000         --
                                   2002     $    90,769   $    44,700            --                3,000         10,619

(1) All 2004 bonus amounts were paid in 2005, all 2003 bonus amounts were paid in 2004 and all 2002 bonus amounts were paid in 2003.

(2) Other Annual Compensation did not exceed the lesser of $50,000 or 10% of the Named Executive Officer's salary and bonus.

(3) Mr. Sumner has served as Vice President, Sales since February 2002. All Other Compensation in 2002 for Mr. Sumner represents amounts paid by the Company to third parties in connection with relocation expenses and associated income taxes.


Option Grants in Fiscal 2004

     The Company's 1994 Stock Compensation Program expired in March 2004. No stock option grants were issued the fiscal year ended January 2, 2005.

Aggregated Option Exercises in Fiscal 2004 and Fiscal Year-End Option Values

     The following table presents certain information regarding stock option exercises during fiscal 2004 and fiscal year-end option values of unexercised options for each of the Named Executive Officers.

                                                                                                      Value of Unexercised
                                                                          Number of Unexercised     In-the-Money Options at
                                 Shares Acquired                            Options at FY-End           Fiscal Year End
            Name                 On Exercise (#)      Value Realized               #                           $
            ----                 ---------------      ---------------              -                           -
                                                            ($)         Exercisable/Unexercisable  Exercisable/Unexercisable
                                                            ---         -------------------------- -------------------------

Brian H. McInerney                     --                   --               128,125 / 4,875         $2,337,469 / $ 59,201

Steven L. Murphy                       --                   --                70,625 / 7,375         $1,162,231 / $135,489

W. David Walters                       --                   --                79,125 / 19,875        $1,181,771 / $373,489

Luz E. Gonzales                        500                 3,480              22,000 / 2,000           $212,030 / $ 33,105

Kenneth W. Sumner, Sr.                 --                   --                 3,125 / 4,875           $ 41,519 / $ 61,451


Compensation of Directors

     Effective January 1, 2002, the members of the Board were entitled to receive, in lieu of cash fees, supplemental grants of options to purchase Common Stock of the Company at the fair market value on the date the options are granted. The cash equivalent values for these options are $26,750 per quarter for Mr. Norris as Chairman of the Board and $6,250 per quarter for the other outside directors. With the expiration of the 1994 Stock Compensation Program on March 17, 2004, the members of the Board will no longer receive grants for their services as members of the Board, but instead will, effective May 6, 2004, receive $26,750 per quarter in the case of Mr. Norris as Chairman of the Board, $7,500 per quarter in the case of Ms. Yodowitz as Chairman of the Audit Committee and $6,250 per quarter in the case of all other outside directors. All members of the Board are reimbursed for expenses incurred in connection with their services on the Board.

1994 Stock Compensation Program

     The Company adopted its 1994 Stock Compensation Program (the "Program") to provide a means of encouraging certain officers, employees, directors, advisors and consultants of the Company and its subsidiaries to obtain a proprietary interest in the enterprise and thereby create an additional incentive for such persons to further the Company's growth and development. The Program provided for the granting of options to certain officers, employees, directors, advisors and consultants of the Company and its subsidiaries to purchase shares of the Company's Common Stock. The Program terminated on March 17, 2004. The following description of the Program is qualified in its entirety by the full text of the Program, copies of which have been filed with the Securities and Exchange Commission.

     The Program is divided into two parts. Part I is the 1994 Employee Stock Option Plan and Part II is the 1994 Non-Employee Director Stock Option Plan.
Part I provided for discretionary grants of stock options to officers, employees, advisors and consultants of the Company. Such stock options are either incentive stock options (each, an "ISO") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options that are not intended to be, or do not qualify as, ISOs (each, an "NSO"), provided, however, that ISOs were granted only to employees of the Company. Part II provided for the non-discretionary annual grant of options to purchase 1,500 shares of the Company's Common Stock to each non-employee director of the Company. Stock options granted under Part II may only be NSOs. The Program is administered by the Compensation Committee.

     Additionally, under the Program, non-employee directors of the Company received supplemental grants of Options in lieu of cash fees. The supplemental options ("Supplemental Options") were granted each year on the date of the Company's Annual Meeting. The number of Supplemental Options granted to a director was the lesser of (i) the number whose value, as determined by an independent valuation expert retained by the Compensation Committee, is equivalent on the date of grant to the cash compensation which the director would otherwise have been entitled to receive for such year, or (ii) the number set by the Board of Directors in its discretion. In general, Supplemental

Options vest and become exercisable one year from the date of grant (or such longer period as the Compensation Committee may set) and will be exercisable at a price per share equal to the closing price of the Company's Common Stock on the exchange on which it is traded at the close of business on the first trading day preceding the date of grant. Supplemental Options become immediately exercisable upon a director's death or disability or upon a Change of Control. If a director's membership on the Board of Directors ends for any reason other than death, disability or a Change in Control, then the number of Supplemental Options granted for the year in which the membership ends shall be reduced to reflect the amount of cash equivalent compensation actually earned by the director in that year and shall be immediately exercisable. Once any Supplemental Options become exercisable, they shall remain exercisable for the lesser of (i) five years after the date of grant or (ii) one year after the director's membership on the Board of Directors ends for any reason. Supplemental Options to non-employee directors may only be NSOs.

Company's Long-Term Incentive Program

     The Company adopted a Long-Term Incentive Program for officers of the Company in 2004. The Long-Term Incentive Program is a three year program intended to compensate key executives based on obtaining certain financial performance by the end of the three year term. Awards are based on the levels of fiscal 2006 revenues and earnings before interest, taxes and depreciation, each of which is weighted at 50% for purposes of the awards. No awards will be earned if results are below 94% of targeted levels, and the maximum awards will be earned if results exceed approximately 106% of targeted levels. The following table presents certain information regarding the targeted long-term incentive program for the Named Executives:

                         Number of        Performance       Estimated Payout Under Non-Stock Price-Based Plans
                         Shares or        Period Until      --------------------------------------------------
Name                    Other Rights         Payout          Threshold             Target             Maximum
----                    ------------         ------          ---------             -------            -------
Brian McInerney              n/a              2006           $ 106,250           $ 212,500          $ 318,750
Steve  Murphy                n/a              2006            $ 44,921            $ 89,842          $ 134,763
W. David Walters             n/a              2006            $ 38,224            $ 76,448          $ 114,673
Luz E. Gonzales              n/a              2006            $ 19,627            $ 39,254           $ 58,882
Ken Sumner                   n/a              2006            $ 19,318            $ 38,636           $ 57,954

Employment Agreement

     Mr. McInerney and the Company are parties to an employment agreement which provides for Mr. McInerney to receive an annual salary of $275,000 for 2004 (with such annual increases thereafter as are given in the Board's discretion) and for a severance benefit equal to one-year's compensation if his employment is terminated without cause or generally in connection with a change of control. The agreement also provides for Mr. McInerney's eligibility for a target annual bonus of 50% of his salary and a target long-term incentive payout of 75% of his average salary for the three-year term of the Company's 2004 Long-Term Incentive Program.

Certain Relationships and Related-Party Transactions

     Kayne Anderson Capital Advisors, L.P. currently manages the Company's investment portfolio. Kayne Anderson Investment Management, Inc. is the general partner of Kayne Anderson Capital Advisors, L.P. Mr. Kayne, a director of the Company, is employed as a senior executive of Kayne Anderson Investment Management, Inc. Mr. Kayne and accounts managed by Kayne Anderson Capital Advisors, L.P. are shareholders of the Company. The Company incurred costs of $0, $3,000, and $7,000 in 2004, 2003 and 2002, respectively, to Kayne Anderson Capital Advisors, L.P. in connection with investment management fees.

Litigation

     No director, officer, affiliate or beneficial owner of the Company, or any associate thereof, is a party adverse to the Company or any of its subsidiaries in any lawsuit nor has a material adverse interest thereto.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who own more than 10% of the Company's Common Stock to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Executive officers, directors and 10% stockholders are required by the Commission to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received, the Company believes that all of its executive officers, directors and greater than 10% beneficial owners have complied with all the filing requirements applicable to them with respect to transactions during fiscal 2004.


                     REPORT OF THE COMPENSATION COMMITTEE(1)
                            ON EXECUTIVE COMPENSATION

Compensation Philosophy

     The Compensation Committee's executive compensation philosophy is to provide competitive levels of compensation while establishing a strong, explicit link between executive compensation and the achievement of the Company's annual and long-term performance goals, rewarding above-average corporate performance, recognizing individual initiative and achievement, and assisting the Company in attracting and retaining highly-skilled management. This philosophy has been adhered to by developing incentive pay programs, which provide competitive compensation and mirror Company performance. Both short-term and long-term incentive compensation are based on direct, explicit links to Company performance and the value received by stockholders.


     Fiscal 2004 Executive Compensation

     Cash compensation includes base salary and annual bonuses. Base salaries are set at competitive levels, with reference to the responsibilities undertaken by personnel and their experience. Annual salary adjustments are determined by reference to the Company's and the individual's performance, as well as the competitive marketplace generally. Annual bonuses are awarded based primarily on management's ability to achieve specified earnings levels.

     Stock-Based Incentives

     The Compensation Committee believes that it is essential to align the interests of the executives and other management personnel responsible for the growth of the Company with the interests of the Company's stockholders. The Compensation Committee believed that this alignment was best accomplished through the provision of stock-based incentives. Therefore, the Company has periodically granted stock options to officers, salaried employees, advisors, consultants and non-employee directors under the Company's stock option plans. The Company's Stock Compensation Program terminated on March 17, 2004 and was replaced with a Long-Term Incentive Program, which will be aligned with long-term performance goals set by the Board.

     Fiscal 2004 President and Chief Executive Officer Compensation

     Mr. McInerney's compensation as President and Chief Executive Officer of the Company for Fiscal 2004 was recommended to the Board by the Compensation Committee. For Fiscal 2004, the Compensation Committee determined that Mr. McInerney would be entitled to receive an annual base salary of $275,000 and a bonus objective of $137,500, subject to the Company's achievement of specified earnings levels. In March 2005, Mr. McInerney was awarded a bonus of $48,125 associated with fiscal year 2004.

     Summary

     After its review of the Company's existing programs, the Compensation Committee believes that the total compensation program for executives of the Company over the last fiscal year was competitive with the compensation programs provided by other companies with which the Company competes for management talent. The Compensation Committee also believes that the annual bonuses and stock-based incentives provided opportunities to participants that are consistent with the returns that are generated on behalf of the Company's stockholders.

     Limitation of Tax Deduction for Executive Compensation

     The Omnibus Budget Reconciliation Act of 1993 (the "Act") prevents publicly traded companies from receiving a tax deduction on compensation paid to proxy-named executive officers in excess of $1 million annually, effective for compensation paid after 1993. Although the Compensation Committee has not adopted a policy relating to the Act, the Compensation Committee believes that there will be little, if any, impact from this limitation to the Company.


COMPENSATION COMMITTEE:

     William A. Armstrong
     Heidi Yodowitz
     Peter Neuwirth

--------------------
(1) Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the Report of the Compensation Committee on Executive Compensation shall not be incorporated by reference in any such filings.

                              PERFORMANCE GRAPH (2)

     The following graph compares the Company's cumulative total stockholder return on Common Stock for the period from December 31, 1998, to January 2, 2005 with returns on, respectively, the American Stock Exchange Index and an industry index consisting of the Dow Jones Industry Group - Beverages, Soft Drinks. The return lines assume a $100 investment in the Company's Common Stock (or in the basket of stocks represented by the given index) at the beginning of the period presented.

              GLACIER WATER SERVICES, INC. STOCK PERFORMANCE GRAPH
                 FROM DECEMBER 31, 1998 THROUGH JANUARY 2, 2005


            [See supplemental PDF for graphic of performance graph]



--------------------
(2) Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, this performance graph shall not be incorporated by reference in any such filings.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of March 1, 2005 certain information regarding the shares of Common Stock beneficially owned by each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of Common Stock, by each director and each executive officer, and by all executive officers and directors as a group.

                                                 Amount and
                                                 Nature of
                                                 Beneficial            Percent
Name of Beneficial Owner                         Ownership             of Class
------------------------                         ---------             --------
William A. Armstrong (1)                            37,069                1.70%

William G. Bell (2)                                 11,750                   *

Richard A. Kayne (3)                             1,159,902               50.97%

Peter H. Neuwirth (4) (5)                          151,139                6.66%

Charles A. Norris (4) (6)                          476,939               20.68%

Heidi E. Yodowitz (7)                                5,000                   *

Luz E. Gonzales (8) (4)                             16,000                   *

Brian H. McInerney (8) (4)                         129,375                5.62%

Steven L. Murphy (8) (4)                            76,875                3.42%

Brian T. Nakagawa (8) (4)                           20,000                   *

Kenneth W. Sumner, Sr. (8) (4)                       4,750                   *

W. David Walters (8) (4)                            97,875                4.31%

Executive officers and directors
as a group (12 persons) (4)                      2,186,674               76.03%

------------------
*        Less than 1%.

(1) The address for Mr. Armstrong is 4035 Natasha Drive, Lafayette, California 94549.

(2) The address for Mr. Bell is c/o Tyler Mountain Water Company, One Commerce Drive, Pittsburgh, Pennsylvania 15239.

(3) The 1,159,902 shares include (i) 757,197 held directly by Mr. Kayne (including 102,357 shares which may be acquired within 60 days upon exercise of options) and (ii) 402,705 shares held by managed accounts of Kayne Anderson Capital Advisors, L.P., a registered investment adviser. Mr. Kayne disclaims beneficial ownership of such shares held in the managed accounts. The address for Richard A. Kayne is c/o Kayne Anderson Investment Management, Inc., 1800 Avenue of the Stars, Second Floor, Los Angeles, California 90067.

(4) Shares beneficially owned include shares issuable upon the exercise stock options exercisable within 60 days of March 1, 2004 in the amounts of 10,750 held by Mr. Armstrong, 10,750 held by Mr. Bell, 96,332 held by Mr. Neuwirth, 132,380 held by Mr. Norris, 16,000 held by Ms. Gonzales, 129,375 held by Mr. McInerney, 76,875 held by Mr. Murphy, 20,000 held by Mr. Nakagawa, 4,750 held by Mr. Sumner, 97,875 held by Mr. Walters and 5,000 held by Ms. Yodowitz.

(5) The address for Mr. Neuwirth is c/o Advanced Engine Management, Inc., 474 Cuesta Way, Los Angeles, California 90077.

(6) The address for Mr. Norris is 481 Denslow Avenue, Los Angeles, California 90049.

(7) The address for Ms. Yodowitz is c/o McKesson Corporation, One Post Street, San Francisco, CA 94104.

(8) The address of each of the stockholders named is: c/o Glacier Water Services, Inc., 1385 Park Center Drive, Vista, CA 92081-8338.



                             AUDIT COMMITTEE REPORT

     The Audit Committee assists the board of directors in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company, and has general responsibility for oversight and review of the accounting and financial reporting practices, internal controls and accounting and audit activities of the Company. The Audit Committee acts pursuant to a written charter. The Audit Committee Charter was originally adopted by the Board of Directors on June 6, 2000 and was amended and restated on January 2, 2004. A copy of the Audit Committee Charter may be obtained by sending a written request to the Secretary of the Company at 1385 Park Center Drive, Vista, California 92081.

     Management is responsible for the preparation, presentation and integrity of the Company's financial statements, the financial reporting process, accounting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company's registered public accounting firm is responsible for performing an independent audit of the financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     During the fiscal year the Audit Committee met and held discussions with management and the independent registered public accounting firm. The meetings were conducted so as to encourage communication among the members of the Audit Committee, management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communications with Audit Committees."

     The Audit Committee reviewed and discussed the audited financial statements of the Company's as of and for the year ended January 2, 2005 with management and the independent registered public accounting firm, and the board of directors including the Audit Committee received an opinion of KPMG LLP as to the conformity of such audited financial statements with generally accepted accounting principles.

     The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee met regularly with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, the evaluation of the Company's internal controls and the overall quality of the Company's accounting procedures.

     In addition, the Audit Committee obtained from KPMG LLP written documentation describing all relationships between KPMG LLP and the Company that might bear on KPMG LLP's independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Audit Committee discussed with KPMG LLP any relationships that may have an impact on its objectivity and independence and satisfied itself as to KPMG LLP's independence.

     Based on the above-mentioned review and discussions with management and KPMG LLP, and subject to the limitations on our role and responsibility described above and in the Audit Committee Charter, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 2005, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:
Heidi E. Yodowitz
Peter H. Neuwirth
William G. Bell

           FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     Fees for all services provided by KPMG LLP for fiscal year 2004 were as follows:

     The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended January 2, 2005, and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $150,000. All other fees were non-audit services, primarily tax compliance services, of $119,000. The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 28, 2003, and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $75,000. All other fees were non-audit services, primarily tax compliance services, of $60,000. No amounts were billed by KPMG LLP in 2004 or 2003 for financial information systems design and implementation services. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence.


                                   PROPOSAL 2
          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee has appointed KPMG LLP, as independent registered public accounting firm of the Company for the fiscal year ending January 1, 2006, subject to ratification by the stockholders of the Company. It is intended that, in the absence of contrary specifications, the shares represented by proxies will be voted FOR the ratification of the appointment of KPMG LLP.

     The affirmative vote of the holders of at least a majority of the shares of Common Stock voted in person or by proxy at the meeting is required to ratify the appointment of KPMG LLP. A representative of KPMG LLP is expected to be present at the Annual Meeting, will be given an opportunity to make a statement on behalf of his firm if such representative so desires, and will be available to respond to any appropriate questions of any stockholder. KPMG LLP was the Company's independent auditor for the fiscal years ended January 2, 2005, December 28, 2003 and December 29, 2002.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING JANUARY 01, 2006.


                       STOCKHOLDER-DIRECTOR COMMUNICATIONS

     Stockholders who desire to communicate with the Board or with specific members of the Board should send any such communications in writing in care of the Secretary of the Company at 1385 Park Center Drive, Vista, California 92081 or by email to Dave.Walters@Glacierwater.com. The Secretary will review all such communications and will pass on to the appropriate directors all communications other than those which are merely solicitations for products or services, items of a personal nature not relevant to the stockholders and other matters that are of a type which render them improper or irrelevant to the functioning of the Board and the Company.

     The Company strongly encourages each director to attend, and expects that each director will attend, the Annual Meeting of the Stockholders. All directors attended the Company's 2004 Annual Meeting of Stockholders.

                                  ANNUAL REPORT

     The Annual Report of the Company, including financial statements for the fiscal year ended January 2, 2005, is being forwarded to each stockholder with this Proxy Statement. Stockholders may obtain a copy of the Annual Report without charge by writing to the Secretary of the Company.

                                  OTHER MATTERS

     The Board of Directors has no knowledge of any other matters which may come before the Annual Meeting. If any other matters shall properly come before the meeting, the persons named in the proxies will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

                            PROPOSALS OF STOCKHOLDERS

     Stockholder proposals, if any, which may be considered for inclusion in the Company's proxy materials for the 2006 Annual Meeting must be received by the Company at its offices at 1385 Park Center Drive, Vista, California 92081, not later than January 23, 2006. Any material received after January 23, 2006 shall be considered as untimely presented.

                    OTHER MATTERS TO COME BEFORE THE MEETING

     The federal proxy rules specify what constitutes timely submission for a stockholder proposal to be included in the Proxy Statement, as discussed above under "Proposals of Stockholders". If a stockholder desires to bring business before an annual meeting which is not the subject of a proposal timely submitted for inclusion in the Proxy Statement, the stockholder must provide notice to the Company, attention to the Company Secretary, in writing of the business the stockholder proposes to bring before the annual meeting.

     If a stockholder wants to nominate a person for election to the Board other than a director nominated by the Nominating Committee, notice of the proposed nomination must be provided to the Secretary of the Company in the time period set forth in the previous section in the case of the 2006 annual meeting and, in the case of a special meeting called for the purpose of electing directors, by the close of business on the tenth day following the day on which public disclosure of the date of the special meeting is made.

                           FORWARD LOOKING STATEMENTS

     This Proxy Statements contains "forward-looking" information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this report or incorporated by reference are intended to be subject to the safe harbor protection provided by the federal securities laws.

     Forward-looking statements often, although not always, may be found by looking for words or phrases such as "may", "will", "intend(s)", "expect(s/ed)", "anticipate(s/d)", "will likely", "will continue", "estimate(s/d)", "outlook" and similar words used in this report.

     Forward-looking statements are subject to numerous estimates, assumptions, risk and uncertainties (including trade relations and competition) that may cause our actual results to be materially different from any future results expressed or implied in these statements. We caution readers not to place undue reliance on these statements because they are subject to risks and uncertainties.

     The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we, or persons acting on our behalf, may issue. We do not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.


                                           By Order of the Board of Directors
                                           /s/ W. David Walters
                                           -------------------------------------
                                           W. David Walters
                                           Senior Vice President,
                                           Chief Financial Officer and Secretary

Dated: May 23, 2005